Exhibit 99.1

Monday February 25, 7:41 am ET

CALGARY, ALBERTA--(MARKET WIRE)--Feb 25, 2008 -- Kodiak Energy, Inc.
(CDNX:KDK.V - News)(OTC BB:KDKN.OB - News) ("Kodiak" or the "Corporation") is pleased to announce that it has received all the required permits and licenses for its drilling program in New Mexico.

Work has begun to build leases and it is expected that the first well will be spudded by March 1/2008. A 3 to 4 well program is planned on these properties. Cost to drill per well is estimated at $320,000.

Kodiak is operator and 100% working interest owner in the project in northeastern New Mexico comprising approximately 62,000 acres and letters of intent for another 22,000 acres.

Kodiak continues to define the New Mexico CO2 project in multiple parallel paths. We have acquired additional lands through the state land auction process and have letters of intent to private holders of mineral leases, which if closed, will increase our land position by approximately 22,000 acres. A 38 mile seismic program has been defined and the program is expected to commence within 20 days.

These drilling and seismic programs will further define the project with testing for deliverability, pay thicknesses, reserve estimates, helium potential and other hydrocarbons and thus overall project economics.

Target dates are subject to change as new information becomes available.

Kodiak Energy, Inc. is a Calgary based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com